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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 333-44924
                                                                       ---------


                      AmeriCredit Financial Services, Inc.
        (with respect to AmeriCredit Automobile Receivables Trust 2001-C)
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             (Exact Name of Registrant as specified in its charter)


           801 Cherry Street, Fort Worth, Texas 76102; (817) 302-7000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                       Class A-1 3.50% Asset Backed Notes
                       Class A-2 3.73% Asset Backed Notes
                   Class A-3 Floating Rate Asset Backed Notes
                       Class A-4 5.01% Asset Backed Notes
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            (Title of each class of securities covered by this Form)


                                      None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)    [ ]        Rule 12h-3(b)(1)(ii)   [ ]
    Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(I)    [ ]
    Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii)   [ ]
    Rule 12g-4(a)(2)(ii)   [ ]        Rule 15d-6             [x]
    Rule 12h-3(b)(1)(i)    [ ]

     Approximate number of holders of record as of the certification or notice date:

              Class A-1 3.50% Asset Backed Notes:                0
                                                              ---------
              Class A-2 3.73% Asset Backed Notes:               16
                                                              ---------
              Class A-3 Floating Rate Asset Backed Notes:       14
                                                              ---------
              Class A-4 5.01% Asset Backed Notes:               32
                                                              ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934 AmeriCredit Financial Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  January 30, 2003        BY: /s/ Preston Miller
       ------------------          ---------------------------------------------
                                   Name:  Preston Miller
                                   Title: Executive Vice President and Treasurer